Exhibit 99.1
AT&T Completes Acquisition of Dobson Communications to Enhance Wireless Coverage
Transition to Begin by Dec. 9; Customer Benefits to Include Improved Network Coverage and Access to
Innovative Products and Services
SAN ANTONIO, Nov. 15, 2007 — AT&T Inc. (NYSE: T) today announced that it has completed its acquisition of Dobson Communications Corporation (Nasdaq: DCEL), a provider of rural and suburban wireless communications services under the Cellular One brand. The combination of the two companies’ wireless networks will allow AT&T to deliver broader wireless coverage to customers, including to nearly 1.7 million Dobson subscribers.(1)
“We remain committed to providing our wireless customers the best and broadest network to help them stay connected whenever, wherever and however they want,” said Randall L. Stephenson, AT&T chairman and CEO. “This transaction will produce substantial benefits for customers of both AT&T and Dobson. AT&T’s customers will enjoy deeper coverage in rural and suburban areas. Dobson’s customers will have access to AT&T’s full portfolio of innovative products and services.”
“This transaction also creates value for AT&T stockholders,” said Stephenson. “We expect to realize significant synergies and believe Dobson’s customer base will provide considerable opportunities for continued growth.”
The two companies have a long-standing relationship as roaming partners, and AT&T expects a smooth transition. AT&T will immediately begin to implement a carefully planned process to integrate the Dobson and AT&T wireless networks, combine product portfolios and merge customer care initiatives.
Enhanced Network Coverage and Service
The merger extends AT&T’s coverage and services into a number of primarily rural and suburban areas in Alaska, Arizona, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, Virginia, West Virginia and Wisconsin.
Dobson customers will experience a number of benefits as a result of joining AT&T, including access to the nation’s largest digital voice and data network, offering maximum convenience and flexibility wherever subscribers are. Dobson customers in AT&T’s traditional 22-state wireline footprint, including subscribers in Illinois, Kansas, Kentucky, Michigan, Missouri, Ohio, Oklahoma, Texas and Wisconsin, will have the opportunity to join the nation’s largest unlimited calling community — through AT&T Unity(SM) plans — with unlimited calling to more than 120 million AT&T home, business and wireless customers. Dobson customers traveling abroad will also have the advantage of access to lower-cost service in more than 190 countries.
With the addition of Dobson, AT&T’s fully integrated GSM network now covers more than 290 million people in 13,000 U.S. cities and towns. The addition of Dobson’s 850 MHz spectrum will also provide the opportunity for further expansion of third-generation (3G) GSM technology throughout the United States.
Brand Transition
AT&T will move quickly to rebrand Dobson as AT&T and to make AT&T’s innovative products and services available to Dobson customers. By Dec. 9, virtually the full portfolio of AT&T products and services will be available at more than 200 Dobson retail locations(2). By that same date, temporary signage will be installed in all Dobson locations. AT&T expects to complete the rebranding process, with permanent signage in all retail locations, by the end of second quarter 2008.
AT&T will honor the current rate plans of Dobson customers. However, Dobson customers will have the opportunity to migrate to AT&T rates plans without activation or upgrade fees. Dobson customers who choose AT&T calling plans will also benefit from Rollover® Minutes, a feature exclusive to AT&T. Dobson Mobile-to-Mobile customers will also be able to reach AT&T’s 65.7 million wireless customers. AT&T customer contracts will not change.
Merger Synergies and Financials
AT&T expects to realize significant synergies as a result of the transaction. The net present value of these potential synergies is approximately $2.5 billion and includes enhanced control over the customer experience through the reduction of roaming and savings in overhead and operations.
As previously reported, AT&T expects Year 1 dilution to earnings per share (EPS) from this transaction to be minimal — between $0.03 and $0.04 on a reported basis — and that the transaction will have a positive and growing impact on EPS and free cash flow starting in the second year after the acquisition closes. AT&T’s financial outlook remains unchanged, with expected double-digit adjusted EPS growth in both 2007 and 2008. AT&T continues to expect strong growth in free cash flow after dividends — $6 billion to $7 billion in 2007.
As previously announced, under terms of the agreement, Dobson stockholders will receive $13.00 per share. In the coming days, AT&T’s transfer agent will contact Dobson shareholders to provide instructions for completing the cash-for-stock exchange.
Approval Process
The completion of the Dobson acquisition comes after an extensive review process, which included approval by or filings with two states, the U.S. Department of Justice (DOJ) and the Federal Communications Commission (FCC).
As a result of the review process, AT&T will divest Dobson operations in four primarily rural areas — one in western Oklahoma, one in Texas and two in Kentucky. In addition, AT&T will divest the Cellular One name to a buyer that will continue to make it available for use by wireless carriers and will exit from its minority interests in Mid-Tex Cellular Ltd. and Northwest Missouri Cellular Limited Partnership. AT&T currently owns 1 percent or less in each of these entities.
AT&T will also voluntarily commit to an interim cap on federal eligible telecommunications carrier (ETC) support. This cap will be set at twelve times the level of support that AT&T and Dobson were collectively eligible to receive as competitive ETCs for the month of June 2007. This commitment by AT&T serves the public interest by minimizing pressure on the federal universal service fund caused by rapidly increasing demand for high-cost universal service support.
(1)	Dobson subscribers figure represents the subscriber base after required divestiture of Dobson operations in four rural service areas (RSAs) — one in Oklahoma (RSA-5), one in Texas (RSA-10) and two in Kentucky (RSA-6 and RSA-8).

(2)	The iPhone will be available in markets in which AT&T and Dobson’s coverage overlap and in select nonoverlapping markets.

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About AT&T
AT&T Inc. (NYSE: T — News) is a premier communications holding company. Its subsidiaries and affiliates, AT&T operating companies, are the providers of AT&T services in the United States and around the world. Among their offerings are the world’s most advanced IP-based business communications services and the nation’s leading wireless, high speed Internet access and voice services. In domestic markets, AT&T is known for the directory publishing and advertising sales leadership of its Yellow Pages and YELLOWPAGES.COM organizations, and the AT&T brand is licensed to innovators in such fields as communications equipment. As part of its three-screen integration strategy, AT&T is expanding its TV entertainment offerings. Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com.
(c) 2007 AT&T Intellectual Property. All rights reserved. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. For more information, please review this announcement in the AT&T newsroom at http://www.att.com/newsroom.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s Web site at http://www.att.com/investor.relations. Accompanying financial statements follow. Previously released pro forma comparisons are available on AT&T’s Investor Relations Web site at http://www.att.com/investor.relations.